EXHIBIT 16.1

July 15, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Casablanca Mining Ltd. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K filed on or about June 21, 2011 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Gruber & Company, LLC